Exhibit 99.1

Thor Announces Record Results for Fiscal 2018

Fiscal 2019 Outlook: Solid Retail Growth

ELKHART, Ind.--(BUSINESS WIRE)--September 20, 2018--Thor Industries, Inc. (NYSE:THO), the sole owner of operating subsidiaries, that combined, represent the world’s largest manufacturer of recreational vehicles, today reported results for the full-year fiscal 2018 and for the fourth quarter ended July 31, 2018.

For the full-year fiscal 2018:

  Financial results for the full year reflect all-time records in the Company’s history:
    Net sales increased 14.9% to $8.33 billion
    Gross profit increased 11.6% to $1.16 billion
    Income before taxes increased 13.8% to $633.0 million
    Diluted EPS increased 14.8% to $8.14
    Cash flow from operating activities increased 11.3% to $466.5 million

Net sales increased 17.2% for the Towable segment, 8.9% for the Motorized segment and 14.9% overall. Overall gross profit margin decreased to 14.0% from 14.4% in the prior year.

“Our full-year results reflect another record year of both sales and earnings,” said Bob Martin, Thor President and CEO. "We leveraged the strength in retail demand to drive year-over-year growth in both our top and bottom lines. We experienced a solid increase in gross margins in the first half of the year due to strong sales growth, as well as achieving operating and process improvements, primarily by Jayco. During the second half of the year, however, we reduced our production levels, lowered wholesale shipments and increased dealer incentives in order to balance dealer inventories, resulting in modest net revenue growth. Also, during the second half, we lapped the Jayco prior-year process improvements and experienced increased labor, warranty and material costs, resulting in the modest decrease of 40 basis points on our full-year gross margin."

For the fourth quarter of 2018:

  Net sales decreased 3.1% to $1.87 billion
  Gross profit decreased 18.9% to $244.4 million
  Income before taxes decreased 29.3% to $124.3 million
  Diluted EPS decreased 26.1% to $1.67
  Consolidated RV backlog of $1.40 billion, as of July 31, 2018

Net sales for the fourth quarter were flat for the Towable segment, down 13.2% for the Motorized segment and declined 3.1% overall. Overall gross profit margin decreased to 13.0% compared to 15.6% in the prior year. Diluted EPS benefited as a result of the Tax Cuts and Jobs Act enacted in December 2017, as the Company's fourth quarter 2018 effective tax rate of 29.1% compared favorably to a tax rate of 32.1% in the prior year.

“Our fourth quarter results reflect the actions taken during the period to balance dealer inventory levels," added Martin. “We believe our reduced production levels, combined with higher promotional costs and solid retail demand, have improved the position of our dealers' inventories as they enter the new model year and prepare for the upcoming Dealer Open House.

“While labor costs began to moderate during the latter part of fiscal 2018, they remained elevated on a year-over-year basis. In addition, we experienced higher warranty and warranty-related costs, as well as inflationary price increases in certain raw material and commodity-based components, due primarily to headwinds created by the announcement and implementation of steel and aluminum tariffs and other regulatory actions. We will continue to manage these input factors through a combination of strategic actions and believe, over time, we will be able to offset these cost increases.

“Also, during the quarter, we incurred incremental expenses from transaction costs associated with the announced acquisition of the Erwin Hymer Group, as well as certain legal settlement costs.

“Our consolidated backlog at July 31, 2018 is reflective of our current, pre-Open House time of the year as our dealers await the introduction of our 2019 models. Overall, we believe that our backlog reflects a more normalized level and will provide us with the ability to realize the benefits associated with a more stable production environment in future quarters."

Segment summary for the quarter and full year ended July 31, 2018:

Towable RVs

  Towable RV sales were $1.41 billion for the fourth quarter, comparable to $1.41 billion in the prior-year period. Towable RV sales were $6.01 billion for the full year, up 17.2% from $5.13 billion in the prior year.
  Towable RV income before tax was $109.2 million for the fourth quarter, down 28.3% from $152.2 million in the fourth quarter last year. Towable RV income before tax was $532.7 million for the full year, up 16.1% from $458.9 million in the prior year.
  Towable RV backlog decreased $649.3 million, or 45.8%, to $767.0 million, compared to $1.42 billion at the end of the fourth quarter of fiscal 2017. This decrease is attributable to a number of factors including (1) capacity expansions since the prior year, allowing for increased production and therefore quicker delivery of units to dealers, (2) elevated existing dealer inventory levels in certain locations and (3) a more normalized pre-Open House order pattern compared to the elevated levels in the prior year.

Motorized RVs

  Motorized RV sales were $421.3 million for the fourth quarter, down 13.2% from $485.2 million in the prior-year period. Motorized RV sales were $2.15 billion for the full year, up 8.9% from $1.97 billion in the prior year.
  Motorized RV income before tax was $20.8 million for the fourth quarter, down 32.1% from $30.6 million in the fourth quarter last year. Motorized RV income before tax was $134.8 million for the full year, up 7.6% from $125.3 million in the prior year.
  Motorized RV backlog decreased $281.5 million, or 30.7%, to $634.1 million compared to $915.6 million at the end of the fourth quarter of fiscal 2017. This decrease is attributable to a number of factors including (1) capacity expansions since the prior year, allowing for increased production and therefore quicker delivery of units to dealers, (2) elevated existing dealer inventory levels in certain locations and (3) a more normalized pre-Open House order pattern compared to the elevated levels in the prior year.

Balance Sheet and Cash Flow

As of July 31, 2018, the Company has $275.2 million of cash and cash equivalents. During fiscal 2018, the Company invested $138.2 million in various capital projects that support our existing businesses. Cash flow from operating activities increased 11.3% to a record level of $466.5 million. During the final quarter of the year, Thor paid in full the outstanding balance on its revolving credit facility. For the fiscal year, the total amount of debt paid down on the credit facility was $145.0 million.

"The Jayco acquisition, completed in 2016, has been a great success, delivering significant accretive value to our organization and shareholders,” said Colleen Zuhl, Thor Senior Vice President and CFO. "Our execution, combined with strong earnings and cash flows following the acquisition, allowed us to pay off the debt in just two years,” concluded Zuhl.

Outlook

“While we are pleased with our full-year results, fiscal 2018 ended with near-term challenges for both the top line and gross margin," added Martin. “Our entire organization focused throughout the second half of the fiscal year in assisting our dealers in balancing their inventory levels, as well as taking numerous actions to offset our rising costs, however, we have more work to do in fiscal 2019.

“As dealer orders, and our resulting production schedules, return to a more normalized pattern beginning in calendar 2019, we will continue to match production to our dealer needs, protect and seek to grow our space on dealer lots, ensure we provide high-quality, innovative products in all key price points with the features consumers are seeking and act aggressively to offset items pressuring our margins, whether from labor, tariffs, commodity increases or other sources.

“Our outlook for fiscal year 2019 reflects a similar healthy macroeconomic environment consistent with current conditions, as well as the continuation of favorable demographic and lifestyle growth trends, including the ongoing strength of baby boomer customers, in addition to first-time and younger buyers. Dealer optimism remains high and their inventory is fresh.

"However, due to dealer order strength experienced in the first half of fiscal 2018, we are planning for tougher year-over-year comparisons in the first half of fiscal 2019 with more favorable top-line growth rates in the second half of the fiscal year. Similar to the quarterly progression of our top line, we anticipate gross margin pressure to be greater in the first half of the year. During fiscal year 2019, our diluted EPS will benefit from a lower effective tax rate," concluded Martin.

"Although we expect to have some near-term growth challenges, our industry's end-market demand trends continue to remain very favorable,” said Peter B. Orthwein, Thor Executive Chairman. "Unlike many of the market expansions we have experienced over the past two decades, the current market strength has been driven largely by new consumers adopting the RV lifestyle with many consumers adopting the lifestyle at a much younger age than we have seen historically. We view such retail growth to be more sustainable over the long term.

"During fiscal 2019, we will remain focused on executing our overall strategic plan, including our capital allocation strategy, which reflects funding our growth initiatives, and returning capital to our shareholders. This week we announced our plan to acquire the Erwin Hymer Group, the leading European RV manufacturer and an important step in our journey to become the world's premier RV manufacturing company. Given our proven history of acquiring successful companies with strong management teams and overall strategic fit, we believe this acquisition, combined with the favorable North American and European market fundamentals, enables the Company to continue to be successful in executing its long-term growth strategy and enhancing shareholder value."

Subsequent Event

On September 18, 2018, the Company and the shareholders of Erwin Hymer Group SE ("Erwin Hymer Group") announced that they entered into a definitive agreement for the Company to acquire Erwin Hymer Group. In accordance with the agreement, total consideration to be paid to the sellers at closing will consist of approximately EUR 1.7 billion cash ($2.0 billion at current exchange rate) and equity consisting of approximately 2.3 million shares of Thor Industries' common stock. The Company will also assume responsibility for the debt of the Erwin Hymer Group of approximately EUR 300 million ($350 million at current exchange rate).

The Erwin Hymer Group is headquartered in Bad Waldsee, Germany, and is the largest RV manufacturer in Europe, by revenue. The transaction is subject to customary closing conditions, including regulatory approvals. The transaction is expected to close near the end of calendar year 2018.

Supplemental Earnings Release Materials

Thor has also provided a comprehensive question and answer document relating to its quarterly and annual results and other topics. To view this document, go to http://ir.thorindustries.com/.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward Looking Statements

This release includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the level of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recent transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products and services; consumer preferences; the ability to efficiently utilize production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand; general economic, market and political conditions; and changes to investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE (the "Erwin Hymer Group") include risks regarding the anticipated timing of the closing of the acquisition, the potential benefits of the proposed acquisition and the anticipated operating synergies, the satisfaction of the conditions to closing the acquisition (including obtaining necessary regulatory approvals) in the anticipated timeframe or at all, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and Erwin Hymer Group's business. These and other risks and uncertainties are discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2018.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JULY 31, 2018 AND 2017
($000's except share and per share data)

	THREE MONTHS ENDED JULY 31, (Unaudited)				FISCAL YEARS ENDED JULY 31,
		% Net		% Net		% Net		% Net
		Sales		Sales		Sales		Sales
	2018	(1)	2017	(1)	2018	(1)	2017	(1)

Net sales	$1,874,111		$1,934,672		$8,328,909		$7,246,952

Gross profit	$244,408	13.0%	$301,288	15.6%	$1,164,666	14.0%	$1,043,583	14.4%

Selling, general and administrative expenses	106,644	5.7%	109,446	5.7%	477,444	5.7%	419,847	5.8%

Amortization of intangible assets	13,882	0.7%	15,215	0.8%	55,118	0.7%	63,925	0.9%

Interest expense, net	132	—%	1,749	0.1%	3,039	—%	8,807	0.1%

Other income, net	598	—%	1,112	0.1%	3,964	—%	5,382	0.1%

Income before income taxes	124,348	6.6%	175,990	9.1%	633,029	7.6%	556,386	7.7%

Income taxes	36,143	1.9%	56,526	2.9%	202,878	2.4%	182,132	2.5%

Net income and comprehensive income	$88,205	4.7%	$119,464	6.2%	$430,151	5.2%	$374,254	5.2%

Earnings per common share
Basic	$1.67		$2.27		$8.17		$7.12
Diluted	$1.67		$2.26		$8.14		$7.09

Weighted-avg. common shares outstanding - basic	52,695,365		52,583,291		52,674,161		52,562,723
Weighted-avg. common shares outstanding - diluted	52,881,088		52,814,395		52,853,360		52,758,442

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000)

	JULY 31, 2018	JULY 31, 2017		JULY 31, 2018	JULY 31, 2017
Cash and equivalents	$275,249	$223,258	Current liabilities	$769,330	$781,046
Accounts receivable, net	487,235	484,844	Long-term debt	—	145,000
Inventories, net	537,909	460,488	Other long-term liabilities	71,594	55,345
Prepaid expenses and other	11,281	11,577	Stockholders' equity	1,937,741	1,576,540
Total current assets	1,311,674	1,180,167
Property, plant & equipment, net	522,054	425,238
Goodwill	377,693	377,693
Amortizable intangible assets, net	388,348	443,466
Equity investment in joint venture	48,463	—
Deferred income taxes and other, net	130,433	131,367
Total	$2,778,665	$2,557,931		$2,778,665	$2,557,931

CONTACT:
Thor Industries, Inc.
Investor Relations:
Bruce Byots, Senior Director of Investor Relations
(574) 970-7912